Exhibit 4.1

DESCRIPTION OF SECURITIES

The following describes our common stock and provisions of our Articles of Incorporation, as amended (the "Articles"), and our Code of Regulations, as amended (the "Code of Regulations"). The description is only a summary. You should refer to our Articles and Code of Regulations, which have been filed with the Securities and Exchange Commission.

Description of our Common Stock

General

Our Articles authorize us to issue up to 30,000,000 shares of common stock having a par value of $0.50 per share. Our common stock is listed on the Nasdaq Global Market under the symbol "TRNS." Each share of common stock entitles the holder to the same rights, and is the same in all respects, as each other share of common stock.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters requiring a shareholder vote and do not have cumulative voting rights. Our directors are elected by a plurality of the votes cast. Prior to the annual meeting of shareholders to be held in 2028, we will maintain a classified board of directors. At each annual meeting after the 2024 annual meeting of shareholders, which was the last meeting at which directors were elected for a three-year term, each director elected at the meeting shall hold office for a term of one year or until their successor is elected.  As described below under "Anti-Takeover Provisions," certain other actions require a supermajority vote.

Dividends

Holders of our common stock are entitled to a ratable distribution of dividends, if and when, declared by our board of directors.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities.

No Preemptive or Similar Rights

Holders of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

Anti-Takeover Provisions

Our Articles and Code of Regulations contain provisions that may have the effect of delaying or preventing a change in control of our company.

Classified Board of Directors. Our board of directors is currently divided into three classes and will remain classified until the annual meeting of shareholders to be held in 2028. The Code of Regulations states that at each annual meeting after the 2024 annual meeting of shareholders, each director elected at the meeting shall hold office until the next annual meeting of shareholders and until a successor is elected, or until the director’s earlier resignation, removal from office, or death.

Supermajority Voting. The Articles require the affirmative vote of the holders of at least 75% of our capital stock entitled to vote in order to authorize: (i) any merger or consolidation of us with any other corporation if such transaction would otherwise by law require a vote of the shareholders; (ii) any combination or majority share acquisition with or by any corporation if such transaction would otherwise by law require a vote of the shareholders; or (iii) any lease, sale, exchange, transfer or other disposition of all or substantially all of our assets to any other person or entity; if, in any such event, such other corporation, person or entity is the beneficial owner of ten percent or more of our outstanding capital stock entitled to vote thereon. These restrictions do not apply if our board of directors approves a memorandum of understanding with the other corporation, person or entity prior to the time it becomes the owner of ten percent or more of our outstanding shares of capital stock. Additionally, the affirmative vote of the holders of at least 75% of our capital stock entitled to vote is required to amend, alter or repeal any of the foregoing provisions of the Articles.

Under our Code of Regulations, all of the directors of a particular class, or any individual director may be removed from office without assigning any cause, by the vote of the holders of 75% of the outstanding shares entitled to vote thereon at any meeting of shareholders called for that purpose.

In addition, certain provisions of our Code of Regulations, including those regarding the number, election, classification, and removal of our directors, as well as the provisions regarding amendments to the Code of Regulations, cannot be amended or repealed without the approval of 75% of the shareholders entitled to vote or consent to such proposal.